Exhibit 99.4

ORIENTAL RISE HOLDINGS LIMITED

VIA EDGAR

January 9, 2024

Division of Corporation Finance

U.S. Securities and Exchange Commission

Attn: Conlon Danberg and Margaret Schwartz

Re:	Oriental Rise Holdings Limited Registration Statement on Form F-1 Request for Waiver and Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, Oriental Rise Holdings Limited, a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), is submitting this letter via EDGAR to the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing on the date hereof of its registration statement on Form F-1, as amended (the “Registration Statement”), relating to the Company’s initial public offering of its Ordinary Shares.

The Company has included in the Registration Statement the audited consolidated financial statements, prepared in accordance with Generally Accepted Accounting Principles, of the Company as of December 31, 2022 and 2021, and the unaudited interim consolidated financial statements of the Company for the six month periods ended June 30, 2023 and June 30, 2022.

The Company respectfully requests that the Commission waive the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the offering (the “12-Month Requirement”). See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

Division of Corporation Finance

U.S. Securities and Exchange Commission

January 9, 2024

The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-Month Requirement in cases where “the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.” See also the 2004 release by the staff of the Division of Corporation Finance of the Commission (the “Staff”) entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) at Section III(B)(c), in which the Staff notes that:

[T]he instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.

In connection with this waiver request, the Company represents to the Commission that:

1. The Company is not currently a public reporting company in any jurisdiction.

2. The Company is not required by any jurisdiction outside the United States to comply with the 12-Month Requirement.

3. Compliance with Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company.

4. The Company does not anticipate that its audited financial statements for the fiscal year ended December 31, 2023 will be available until April of 2024.

5. In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company is filing this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours,

Oriental Rise Holdings Limited Limited

By:	/s/ Dezhi Liu
Dezhi Liu, CEO